Exhibit 99.1

Norwood Named Saia’s Executive Vice President and Chief Human Resources Officer

JOHNS CREEK, Ga. – March 2, 2022 – Saia, Inc. (NASDAQ: SAIA), a leading transportation provider offering national less-than-truckload (LTL), non-asset truckload, expedited and logistics services, announced that Anthony Norwood has been named the Executive Vice President and Chief Human Resources Officer effective today. In this position, he will lead all aspects of human resources (HR) including the development of our human capital strategy.

Norwood joins the company from Trane Technologies, where he held the role of Vice President, Human Resources – Corporate. Prior to this, he served in various HR executive roles at Ingersoll Rand. Norwood previously held positions of increasing responsibility at Coca-Cola Bottling Co. Consolidated, Merck & Co, Inc. and the New Ventures Group of Lucent Technologies. He began his HR career with Amoco Corporation.

“I am excited to add Tony to our team. In Saia’s 98-year history, our people have been our most important asset. Our ability to continue to build upon this long history will be critical as we develop Saia into an industry leading service provider.   Tony’s experience across industrial businesses and industries will be invaluable as we continue and develop our human capital management strategy,” said Saia, Inc. President and Chief Executive Officer Fritz Holzgrefe.

Norwood earned his bachelor’s degree in Industrial Labor Relations from Cornell University and his master’s in Global HR Leadership from Rutgers University.

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About Saia Inc.

Saia Inc. (NASDAQ: SAIA) offers customers a wide range of less-than-truckload, non-asset truckload, expedited and logistics services. With headquarters in Johns Creek, Georgia, Saia LTL Freight operates 176 terminals across the country and employs 12,000 people. Saia LTL Freight has been recognized by the American Trucking Associations Safety Management Council for its outstanding safety record as well as by the Environmental Protection Agency’s SmartWay program for its efforts to reduce its environmental impact. For more information on Saia Inc., visit saia.com.

For more information, contact:

Jeannie S. Jump

Saia Corporate Public Relations

Phone: 770-232-4069 • E-mail jjump@saia.com